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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            JDS Uniphase Corporation
                            ------------------------
                                (Name of Issuer)

                     Common Stock par value $0.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   466125-10-1
                                   -----------
                                 (CUSIP Number)

                                 Not Applicable
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [x]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       * The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).


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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 2 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------



---------- ---------------------------------------------------------------------
    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)


           The Furukawa Electric Co., Ltd.
           FEJ Holding Inc.
           FEJ Sales Inc.

---------- ---------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group              (a) [x]
           (SEE Instructions)                                            (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC Use Only

---------- ---------------------------------------------------------------------
    4      Citizenship or Place of Organization


           The Furukawa Electric Co., Ltd.:  Japan
           FEJ Holding Inc.:  Canada
           FEJ Sales Inc.:  Canada

---------------------------- -------- ------------------------------------------
         Number of              5     Sole Voting Power = 0

          Shares             -------- ------------------------------------------
                                6     Shared Voting Power = 126,870,080
       Beneficially
                             -------- ------------------------------------------
         Owned by               7     Sole Dispositive Power = 0

      Each Reporting         -------- ------------------------------------------
                                8     Shared Dispositive Power = 126,870,080
        Person with
---------------------------- -------- ------------------------------------------
    9      Aggregate Amount Beneficially Owned by Each Reporting Person


           126,870,080

---------- ---------------------------------------------------------------------


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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 3 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------



---------- ---------------------------------------------------------------------
   10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (SEE Instructions)

---------- ---------------------------------------------------------------------
   11      Percent of Class Represented by Amount in Row (9)

           13.2%

---------- ---------------------------------------------------------------------
   12      Type of Reporting Person (See Instructions)

           CO

---------- ---------------------------------------------------------------------
   14 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]   Rule 13d-1(b)
           [x]   Rule 13d-1(c)
           [ ]   Rule 13d-1(d)

---------- ---------------------------------------------------------------------

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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 4 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------


ITEM 1(a).        Name of Issuer:


                  JDS Uniphase Corporation
                  --------------------------------------------------------------

ITEM 1(b).        Address of Issuer's Principal Executive Offices:


                  163 Baypointe Parkway
                  San Jose, California  95134
                  --------------------------------------------------------------

ITEM 2(a).        Name of Person Filing:


                  The Furukawa Electric Co., Ltd.
                  FEJ Holding Inc.
                  FEJ Sales Inc.
                  --------------------------------------------------------------

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:


                  6-1, Marunouchi 2-chome
                  Chiyoda-ku, Tokyo 100-8322
                  Japan
                  --------------------------------------------------------------

ITEM 2(c).        Citizenship:


                  The Furukawa Electric Co., Ltd.:  Japan
                  FEJ Holding Inc.:  Canada
                  FEJ Sales Inc.:  Canada
                  --------------------------------------------------------------

ITEM 2(d).        Title of Class of Securities:


                  Common Stock
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP Number:


                  466125-10-1
                  --------------------------------------------------------------

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a).  [  ] Broker or Dealer registered under Section 15 of the Act;

            (b).  [  ] Bank as defined in Section 3(a)(6) of the Act;



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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 5 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------




            (c).  [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act;

            (d).  [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940;

            (e).  [ ] An investment advisor in accordance with Rule
                      13d-1(b)(1)(ii)(E);

            (f).  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g).  [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h).  [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i).  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j).  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  126,870,080

                  JDS Uniphase Canada Ltd., a subsidiary of the Issuer, has issued exchangeable shares (the "Exchangeable Shares"). The Exchangeable Shares are exchangeable at any time into Common Stock on a one-for-one basis, entitle their holders to dividend and other rights economically equivalent to those of the Common Stock, and through a voting trust, vote at meetings of stockholders of the Issuer. The Furukawa Electric Co., Ltd. ("FEC"), through its Canadian subsidiaries FEJ Holding Inc. ("FEJH") and FEJ Sales Inc. ("FEJS"), owns 121,000 shares of Common Stock ("Common Stock") and 126,749,080 Exchangeable Shares.
                  --------------------------------------------------------------


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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 6 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------


             (b)  Percent of class:

                  13.2%

                  FEC, through FEJH and FEJS, owns a total of 126,870,080 Common Shares and Exchangeable Shares, which represents approximately 13.2% of the aggregate outstanding Common Shares and Exchangeable Shares, taken together.
                  --------------------------------------------------------------

             (c)  Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote  0

                  (ii)   Shared power to vote or to direct the vote  126,870,080

                  (iii)  Sole power to dispose or to direct the disposition
                         of  0

                  (iv) Shared power to dispose or to direct the disposition of 126,870,080

                           INSTRUCTION. For computations regarding securities
                  which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.           OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

                           INSTRUCTION. Dissolution of a group requires a
                  response to this item.

ITEM 6.           OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

                           If any other person is known to have the right to
                  receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 7 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                           If a parent holding company or control person has
                  filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           If a group has filed this schedule pursuant to Rule
                  13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Notice of dissolution of a group may be furnished as
                  an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. (See Item 5.)

ITEM 10.          CERTIFICATION.

             (a)           The following certification shall be included if the
                  statement is filed pursuant to Rule 13d-1(b):

                           "By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

             (b)           The following certification shall be included if the
                  statement is filed pursuant to Rule 13d-1(c):

                           "By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 8 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     THE FURUKAWA ELECTRIC CO., LTD.

                                                   February 9, 2001
                                     -------------------------------------------
                                                       (Date)


                                                  /s/ OSAMU SATO
                                     -------------------------------------------
                                                     (Signature)


                                         Osamu Sato, General Manager/Finance
                                              and Accounting Department
                                     -------------------------------------------
                                                 (Name and Title)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, PROVIDED, HOWEVER, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

              ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 9 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------


                                 SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            FEJ HOLDING INC.

                                                      February 9, 2001
                                            ------------------------------------
                                                           (Date)


                                                       /s/ OSAMU SATO
                                            ------------------------------------
                                                         (Signature)


                                                 Osamu Sato, Vice President
                                            ------------------------------------
                                                        (Name and Title)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

              ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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---------------------------------                       ------------------------
CUSIP No. 466125-10-1                    13G               Page 10 of 10 Pages
---------------------------------    Amendment No. 1    ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            FEJ SALES INC.

                                                       February 9, 2001
                                            ------------------------------------
                                                           (Date)


                                                       /s/ JO KUBOTA
                                            ------------------------------------
                                                        (Signature)


                                                      Jo Kubota, Director
                                            ------------------------------------
                                                        (Name and Title)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

              ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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